Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No(s). 333- 172448, 333-222117, and 333-235865) of our report dated August 30, 2021, relating to the consolidated financial statements of Contango Ore, Inc., appearing in this Annual Report (Form 10-K) for the year ended June 30, 2021.

/s/Moss Adams

Houston, Texas

August 30, 2021